Exhibit 15.1

January 26, 2026

Ostin Technology Group Co., Ltd.

Building 2, 101/201

1 Kechuang Road

Qixia District, Nanjing

Jiangsu Province, China 210046

Re: Consent of People’s Republic of China Counsel

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3.Key Information – Cash and Asset Flows through Our Organization”, “Item 3.Key Information - 3D Risk Factors - Risks Related to Doing Business in China - There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations” and “Item 4. Information on the Company -4A. History and Development of the Company” in the annual report of Ostin Technology Group Co., Ltd. on Form 20-F for the year ended September 30, 2025 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood Mallesons
King & Wood Mallesons